Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. RESULTS FOR THE PERIODS ENDED SEPTEMBER 30, 2022

LITTLE ELM, TEXAS, November 14, 2022 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $7.0 million for the first nine months of 2022 and that it had an operating loss of $691 thousand for the third quarter of 2022, as compared to an operating income for the same periods last year of $44.1 million for the first nine months of 2021 and an operating income of $8.0 million for the third quarter of 2021. Total net sales were $23.1 million for the three months ended September 30, 2022 and $82.1 million for the nine months ended September 30, 2022. In comparison, total net sales were $36.4 million for the three months ended September 30, 2021 and $129.0 million for the nine months ended September 30, 2021. The differences in the revenues are largely due to the lack of second and third quarter sales to the U.S. government, offset by much higher international sales. Although total revenues for the three months ended September 30, 2022 were significantly lower than the same periods in the prior year, both domestic and international sales were higher than any quarter ended September 30 in 2018-2019 prior to the COVID-19 pandemic.

International sales increased significantly in the periods ended September 30, 2022 due to international vaccination campaigns. International unit sales were 71% of total unit sales for the third quarter of 2022. Nearly a third of such international unit orders would have been shipped in the second quarter of 2022 but were delayed due to the closure of the Shanghai ports in that quarter.

Retractable experienced significant growth in 2021 and late 2020 due to material orders from the U.S. government to supply syringes for COVID-19 vaccination efforts. Such orders included payment for certain freight charges as well. As a result, comparability to revenues and expenses in recent years may be challenging. Below are third quarter revenue figures from 2018 – 2022, as obtained from Retractable’s Quarterly Reports on Form 10-Q as filed with the U.S Securities and Exchange Commission.

	Three Months Ended September 30,
(Amounts in millions)	2022	2021	2020	2019	2018
U.S. sales (excluding U.S. government)	$9.2	$15.7	$12.6	$9.0	$8.8
Sales to U.S. government	—	18.4	12.9	—	—
North and South America sales (excluding U.S.)	9.8	0.7	1.3	2.4	0.8
Other international sales	4.0	1.6	0.3	0.2	0.3
Total sales	$23.0	$36.4	$27.1	$11.6	$9.9

Retractable reports the following results of operations for the three and nine months ended September 30, 2022 and 2021, respectively. Further details concerning the results of operations, as well as other matters, are available in Retractable’s Form 10-Q filed on November 14, 2022 with the U.S Securities and Exchange Commission.

Comparison of Three Months Ended September 30, 2022 and September 30, 2021

Domestic sales accounted for 39.9% and 93.7% of the revenues for the three months ended September 30, 2022 and 2021, respectively. Domestic revenues decreased 73.0% principally due to the lack of third quarter sales to the U.S. government. Domestic unit sales decreased 71.6%. Domestic unit sales were 29.0% of total unit sales for the three months ended September 30, 2022. International revenues increased approximately 507.4% predominantly due to international vaccination campaigns. Overall unit sales decreased 11.3%. There is uncertainty as to the timing of future international orders. The revenues on a per-unit basis in the international market are significantly lower than in the U.S. market. As a result, increases in international orders and unit sales have the potential to lower our overall revenues on a per-unit basis, as well as our profit margins.

Cost of manufactured product decreased 18.5% principally due to lower volumes. Royalty expense decreased 35.2% due to decreased gross sales.

Operating expenses were largely unchanged from the prior year.

The loss from operations was $691 thousand compared to income from operations of $8.0 million for the same period last year. The decrease was due to an overall decrease in revenues and because per-unit costs have risen with lower production levels.

The unrealized loss on equity securities was $615 thousand due to the decreased market values of those securities. Interest expense for the third quarter of 2022 decreased by approximately 23.8% from the same period in the prior year due to less imputed interest associated with the stock exchanges discussed in Note 12 of the financial statements.

The benefit for income taxes was $5.8 million for the third quarter of 2022 in comparison to the provision for income taxes of $1.1 million in the third quarter of 2021.

Comparison of Nine Months Ended September 30, 2022 and September 30, 2021

Domestic sales, including sales to the U.S. government, accounted for 54.4% and 95.3% of the revenues for the nine months ended September 30, 2022 and 2021, respectively. Domestic revenues decreased 63.6% principally due to lower sales to the U.S. government. Domestic unit sales decreased 65.5%. Domestic unit sales were 40.7% of total unit sales for the nine months ended September 30, 2022. Domestic unit sales excluding the U.S. government sales decreased approximately 38.2%. International revenues increased approximately 520.9% predominantly due to international vaccination campaigns. Overall unit sales decreased 21.4%. There is uncertainty as to the timing of future international orders. The revenues on a per-unit basis in the international market are significantly lower than in the U.S. market. As a result, increases in international orders and unit sales have the potential to lower our overall revenues on a per-unit basis, as well as our profit margins.

Cost of manufactured product decreased 11.4% principally due to lower volumes. Royalty expense decreased 36.5% due to decreased gross sales.

Operating expenses were largely unchanged from the prior year.

Income from operations was $7.0 million compared to income from operations of $44.1 million for the same period last year. The decrease was due to an overall decrease in revenues and because per-unit costs have risen with lower production levels.

The unrealized loss on equity securities was $1.2 million due to the decreased market values of those securities. Interest expense for the first nine months of 2022 decreased by approximately 27.2% from the same period in the prior year due to less imputed interest associated with the stock exchanges discussed in Note 12 of the financial statements.

The first nine months of 2022 reflected a $1.5 million benefit for income taxes as opposed to a provision of $11.1 million for the first nine months of 2021.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of supply chain and transportation delays on all facets of logistics and operations, as well as costs, Retractable’s ability to scale up production volumes in response to an increase in demand, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer